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                                                                     Exhibit 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                  May 4, 2000




Verio Inc.
8005 South Chester Street
Suite 200
Englewood, Colorado 80112

Ladies and Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 executed by you on May 4, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of 7,500,000 additional shares of your common stock, par value $.001 per share (the "Common Stock"), which will be issuable under the Verio Inc. 1998 Stock Incentive Plan, as Amended and Restated on February 17, 2000 (the "Plan").

       As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ MORRISON & FOERSTER LLP